Exhibit 99.2
Global Securities Solutions
Bank of America, N.A.
January 5, 2010
Alesco Preferred Funding X
c/o US Bank
US Bank Corporate Trust Services
One Federal Street, 3rd Floor
Boston, MA 02110
Attn: Steven Gomes
Re:    NOTICE OF DEFAULT
This Notice of Default relates to the Junior Subordinated Debt Securities due March 15, 2036 (the “Debt Securities”), issued by Corus Bankshares, Inc., a bank holding company incorporated in Minnesota (the “Company”), in connection with the preferred securities (the “Capital Securities”) issued by Corus Statutory Trust XI (the “Trust”) and the related guarantee of the Capital Securities by the Company. We refer to that certain Indenture (the “Indenture”), dated as of December 19, 2005, by and between the Company and Bank of America, N.A. (as successor by merger to LaSalle Bank National Association) as trustee (the “Trustee”) and that certain Amended and Restated Declaration of Trust, dated as of December 19, 2005, by and between the Trustees, Administrators and Sponsor (all as defined therein) and the holders from time to time of undivided beneficial interests in the assets of the Trust (the “Declaration of Trust”). Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Indenture and the Declaration of Trust.
On September 11, 2009, Corus Bank, N.A., a wholly-owned subsidiary of the Company, was closed by the Office of the Comptroller or the Currency, and the Federal Deposit Insurance Corporation (the “FDIC”) was named Receiver. Pursuant to Sections 5.01 and 5.08 of the Indenture, this shall constitute notice of the occurrence of an Event of Default pursuant to Section 5.01(e) of the Indenture as a result of the Company consenting to the appointment of or taking possession by a receiver of a substantial part of its property. Please notify all owners of Debt Securities of the occurrence of such Event of Default.
IL4-540-18-09
540 West Madison Street, Chicago, IL 60661-2591

Copies of the Indenture and Declaration of Trust are available by writing or calling the Trustee at:
Bank of America, N.A.
540 West Madison Street, 18th Floor
Chicago, Illinois 60661
Attention: Global Securities Solutions — Corus Statutory Trust XI
Telephone: 312-992-0663
Please contact Robert Kruse at (312) 992-0663 with any questions.

Very truly yours, BANK OF AMERICA, N.A., as Trustee and Institutional Trustee
By:	/s/ Robert W. Kruse, III
	Name:	Robert W. Kruse, III
	Title:	Vice President